Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contact:

Anne Bowdidge
Senior Director of Investor Relations

650-808-6551

CoTherix, Inc. Appoints David Gryska to Board of Directors

South San Francisco, Calif., December 29, 2004. CoTherix, Inc. (Nasdaq: CTRX) today announced that David Gryska has been elected to the Company's Board of Directors. Mr. Gryska will also serve as Chairman of the Audit Committee.

"We are pleased to welcome Dave to our Board of Directors," said Donald J. Santel, Chief Executive Officer of CoTherix, Inc. "Dave brings a wealth of financial and operating experience in the biopharmaceutical industry, and a track record of success at Scios, which will add direct and immediate value to the CoTherix team."

"CoTherix is going through a very exciting evolution as it seeks to introduce Ventavis Inhalation Solution, a non-invasive therapy for the treatment of pulmonary arterial hypertension," said Mr. Gryska. "I look forward to working with the CoTherix Board and experienced senior management team as they execute the clinical and commercial activities necessary to fully capitalize on this opportunity."

Most recently, Mr. Gryska served as Senior Vice President and Chief Financial Officer at Scios, Inc., where he led the transaction effort for the successful sale of the company to Johnson & Johnson for $2.5 billion in February 2003. Prior to Scios, he served as Vice President and Chief Financial Officer at Cardiac Pathways, a company later acquired by Boston Scientific Corporation. He also served as a partner at Ernst & Young, with an emphasis on biotechnology and healthcare companies.

About CoTherix, Inc.

CoTherix Inc. is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and other chronic diseases. CoTherix' lead product candidate, Ventavis™, is an inhaled formulation of iloprost, a synthetic compound that is structurally similar to prostacyclins. CoTherix is developing Ventavis for the treatment of pulmonary arterial hypertension, a highly debilitating and potentially fatal disease characterized by high blood pressure in the pulmonary arteries of the lungs. Ventavis is currently marketed in various European countries and Australia by Schering AG. CoTherix licensed the exclusive United States rights to Ventavis from Schering AG in October 2003. CoTherix and the CoTherix logo are trademarks of CoTherix, Inc. Ventavis is a trademark of Schering AG, Germany. More information can be found at www.cotherix.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, intentions or strategies. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Our actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to, factors and risks disclosed from time to time in reports filed with the Securities and Exchange Commission, including our current report on Form 10-Q for the quarter ended September 30, 2004.

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